Exhibit 99.1

Joe’s Jeans Reports 33% Increase in Net Sales to $33.7 Million for the 4th Quarter of Fiscal 2012

LOS ANGELES--(BUSINESS WIRE)--February 21, 2013--Joe’s Jeans Inc. (the “Company”) (NASDAQ: JOEZ) today announced financial results for the fourth quarter ended November 30, 2012. Highlights were:

  Consolidated fourth quarter net sales increased 33% to $33.7 million;
  Retail store net sales increased 18%;
  Wholesale net sales increased 37%;
  Retail same store sales increased 6%; and
  Operating income increased to $3.2 million for the fourth quarter of fiscal 2012.

For the fourth quarter ended November 30, 2012, overall net sales were $33.7 million compared to $25.4 million in the prior year comparative period, or a 33% increase. Our overall gross profit for the quarter increased to $15.7 million from $11.7 million in the prior year comparative period, or a 34% increase. Our overall gross margin in the fourth quarter of fiscal 2012 was 47% compared to 46% in the fourth quarter of fiscal 2011. Operating expense in the fourth quarter of fiscal 2012 was $12.5 million compared to $11.8 million a year ago. Operating expense increased primarily as a result of increased costs related to operating six more stores since the end of our fourth quarter of fiscal 2011. We generated operating income of $3.2 million compared a loss of $131,000 in the prior year comparative period. Fully diluted earnings per share was $0.03 for the fourth quarter of fiscal 2012 compared to earnings per share of $0.00 in same period a year ago.

Marc Crossman, President and Chief Executive Officer, commented, “We are pleased with our results for the fourth quarter of fiscal 2012. We generated operating income across all four quarters in fiscal 2012, which resulted in an increase to our cash balance and enabled our ability to fund new store openings from cash flow from operations. In addition, the increases in our net sales and gross profits coupled with maintaining our operating expenses all contributed to and had a positive impact on our bottom line.”

Retail

Net sales from our retail segment in the fourth quarter increased 18% to $7.0 million compared to $5.9 million in the prior year comparative period. The growth in retail sales was driven by revenue contribution from growing our store base from 22 to 28 stores in the comparative periods and a 6% same store sales increase. Gross margins for our retail segment increased to 68% from 65% in the year ago period. Retail operating expense increased as a result of additional expenses associated with expanding our store base compared to the prior year period. Overall, for the fourth quarter, we had operating income of $526,000 compared to $496,000 a year ago for our retail segment.

Mr. Crossman commented, “We continued our upward trajectory in fiscal 2012 from our retail segment. We continue to be pleased with the performance of our new and existing stores, especially with our same store sales increase of 6% in the face of tough promotional activity from our competitors during the quarter and from promotions in our own stores during the year ago comparable period.”

Wholesale

Net sales for our wholesale segment in the fourth quarter of fiscal 2012 increased 37% to $26.8 million compared to $19.5 million in the year ago period. Within our wholesale business, both of our men’s and women’s Joe’s® sales channels experienced growth and we benefited from sales from our else™ brand. Gross margins for our wholesale segment were 41% for the fourth quarter of fiscal 2012 compared to 40% in the prior year comparable quarter. For the fourth quarter, wholesale operating expense increased to $3.7 million compared to $3.2 million in the year ago period. Our wholesale operating income increased to $7.3 million in the fourth quarter of fiscal 2012 compared to $4.7 million in the prior year comparative period.

Mr. Crossman commented, “During the quarter, we were pleased to see our women’s Joe’s® wholesale business increase as our Vintage Reserve and revamped core basics brought back customers. These items, layered in with a growing men’s business and our else™ brand, allowed our wholesale channel to have healthy growth for the quarter.”

Corporate and Other

For the fourth quarter of fiscal 2012, our corporate and other expenses were $4.7 million compared to $5.3 million in the fourth quarter a year ago. Corporate and other expenses decreased due to decreases in our advertising commitments for print and other advertising and professional fees.

The Company will host a conference call on Thursday, February 21, 2013 at 4:30 p.m. Eastern Time with the Company’s Chief Executive Officer, Marc Crossman, and its Chief Financial Officer, Hamish Sandhu, to discuss financial results for the fourth quarter and fiscal year ended November 30, 2012.

To access the live call, please dial 1(800) 264-7882 (U.S.) or (847) 413-3708 (International). The conference ID number and participant passcode is 34267908 and is titled the “Q4 2012 Joe’s Jeans Inc. Earnings Conference Call.” The information provided on the teleconference is only accurate at the time of the conference call, and the Company will take no responsibility for providing updated information. A telephone replay of the conference call will be available beginning at 7:00 p.m. Eastern Time on February 21, 2013 until 3:00 a.m. Eastern Time on March 1, 2013 by dialing 1(888) 843-7419 (U.S.) or 1 (630) 652-3042 (International) and using the conference passcode 34267908#. In addition, the conference call will be archived for two weeks on the Company’s website at www.joesjeans.com.

JOE'S JEANS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three months ended
	November 30, 2012	November 30, 2011
	(unaudited)

Net sales	$33,736	$25,388
Cost of goods sold	18,028	13,674
Gross profit	15,708	11,714

Operating expenses
Selling, general and administrative	12,062	11,564
Depreciation and amortization	477	281
	12,539	11,845
Operating income (loss)	3,169	(131)
Interest expense	99	119
Income (loss) before provision for taxes	3,070	(250)
Income taxes provision	1,107	18
Net income (loss)	$1,963	$(268)

Earnings (loss) per common share - basic	$0.03	$(0.00)

Earnings (loss) per common share - diluted	$0.03	$(0.00)

Weighted average shares outstanding
Basic	66,010	64,391
Diluted	67,175	64,391

The following table sets forth certain segment information for the three months ended November 30, 2012 and 2011, respectively:

JOE'S JEANS INC. AND SUBSIDIARIES
Segment Results
(in thousands)

	Three months ended
	November 30, 2012	November 30, 2011
	(unaudited)
Net sales:
Wholesale	$26,783	$19,512
Retail	6,953	5,876
	$33,736	$25,388

Gross profit:
Wholesale	$10,982	$7,875
Retail	4,725	3,839
	$15,707	$11,714

Operating income (loss):
Wholesale	$7,296	$4,715
Retail	526	496
Corporate and other	(4,653)	(5,342)
	$3,169	$(131)

About Joe’s Jeans Inc.

Joe’s Jeans Inc. designs, produces and sells apparel and apparel-related products to the retail and premium markets under the Joe's® brand and related trademarks. More information is available at the Company website at www.joesjeans.com.

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. The matters discussed in this document involved estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. All statements in this news release that are not purely historical facts are forward-looking statements, including statements containing the words “intend,” “believe,” “estimate,” “project,” “expect” or similar expressions. Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to: the risk that the Company will be unsuccessful in gauging fashion trends and changing customer preferences; the risk that changes in general economic conditions, consumer confidence, or consumer spending patterns will have a negative impact on the Company’s financial performance or strategies; the highly competitive nature of the Company’s business in the United States and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the Company’s ability to respond to the business environment and fashion trends; continued acceptance of the Joe’s® brand in the marketplace; successful implementation of any growth or strategic plans, including changes and new product offerings; effective inventory management; the Company's ability to continue to have access on favorable terms to sufficient sources of liquidity necessary to fund ongoing cash requirements of its operations, which access may be adversely impacted by a number of factors, including the reduced availability of credit generally and the substantial tightening of the credit markets, including lending by financial institutions, who are sources of credit for the Company, the recent increase in the cost of capital, the level of the Company's cash flows, which will be impacted by the level of consumer spending and retailer and consumer acceptance of its products; the ability to generate positive cash flow from operations; competitive factors, including the possibility of major customers sourcing product overseas in competition with our products; the risk that acts or omissions by the Company’s third party vendors could have a negative impact on the Company’s reputation; a possible oversupply of denim in the marketplace; and other risks. The Company discusses certain of these factors more fully in its additional filings with the SEC, including its last annual report on Form 10-K filed with the SEC, and this release should be read in conjunction with that annual report on Form 10-K, together with all of the Company’s other filings, including current reports on Form 8-K, made with the SEC through the date of this release. The Company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release.

Any forward-looking statement is based on information current as of the date of this document and speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update these statements to reflect events or circumstances after the date on which such statement is made. Readers are cautioned not to place undue reliance on forward-looking statements.

CONTACT:
Joe’s Jeans Inc.
Investor Relations:
Hamish Sandhu, 323-837-3700 x304
or
Press:
Alejandra Dibos, alejandra@joesjeans.com